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                                                                     EXHIBIT 11

               PREMIER RESEARCH WORLDWIDE, LTD. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                    (in thousands, except per share amounts)

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                                                                 For the Three Months Ended            For the Six Months Ended
                                                               ------------------------------        -----------------------------
                                                               June 30, 1997    June 30, 1996        June 30, 1997   June 30, 1996
                                                               -------------    -------------        -------------   -------------
Net income (loss)                                               $   (561)                              $   (137)
                                                                ========                               ========
Average shares outstanding                                         6,938                                  6,517


Net effect of dilutive stock options-based on
  treasury stock method using average market price                     0                                      0
                                                                --------                               --------

Weighted average share                                             6,938                                  6,517
                                                                ========                               ========

Net income per common share                                     $  (0.08)                              $  (0.02)
                                                                ========                               ========

Pro forma net income                                                             $   421                               $   403
                                                                                 =======                               =======

Pro forma weighted average shares assuming the conversion of the minority interest in the limited liability company into
 Common Stock of the Company as if it had converted as of
 January 1, 1996 instead of at the closing of the initial
 public offering                                                                   5,003                                 5,003
                                                                                 =======                               =======

Pro forma net income per common share                                            $  0.08                               $  0.08
                                                                                 =======                               =======
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